Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of Cyclacel Pharmaceuticals, Inc. of our report dated March 21, 2024, relating to the consolidated financial statements of Cyclacel Pharmaceuticals, Inc. and subsidiaries, appearing in the Prospectus, which is part of this Registration Statement.

As discussed in Note 1 to the financial statements, the 2023 consolidated financial statements have been restated to apply the reverse stock splits effective May 12, 2025 and July 7, 2025. We have not audited the adjustments to the 2023 consolidated financial statements to retrospectively adjust for these reverse stock splits, as described in Note 1.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ RSM US LLP

New York, New York

July 23, 2025